Immediate Release
                                             Contact
                                             Mary Brevard
                                             Vice President, Investor Relations
                                             & Corporate Communications
                                             Phone:  312/322-8683


                BORGWARNER EXPECTS FIRST QUARTER EPS OF ABOUT $1.80;
                          REITERATES FULL-YEAR GUIDANCE


Chicago, Illinois, April 8, 2004 - BorgWarner Inc. (NYSE: BWA) announced today that it expects to deliver earnings of approximately $1.80 per share for the first quarter of 2004 and reiterated its guidance for full-year earnings of $7.10 to $7.30 per share. Demand for the company's technology for fuel-efficient engines in Europe and for four-wheel drive systems in North America
continue to drive growth. First quarter expected earnings of about $1.80 per share compares with $1.65 for the first quarter of 2003.

     "We expect to deliver continued growth in 2004 from our technologies that address the needs of our global customers for fuel efficiency, performance, air quality and vehicle stability," said Timothy M. Manganello, Chairman and CEO. "While there is uncertainty in the second half of the year from the impact of escalating prices for commodities like steel, we are working to offset these cost increases."

     The company's management is presenting today at the Morgan Stanley Global Automotive Conference in New York City. The presentation will be webcast at http://www.bwauto.com/investor_webcasts.html. The company will release its first quarter results on April 22, 2004.

     BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. The company operates manufacturing and technical facilities in 43 locations in 14 countries. Customers include Ford, DaimlerChrysler, General Motors, Toyota, Honda, Hyundai/Kia, Caterpillar, Navistar International, Renault/Nissan, Peugeot and VW/Audi. The Internet address for BorgWarner is: http://www.bwauto.com.
For further information contact BorgWarner Corporate
Communications at 312-322-8500.
# # #

Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign automotive production, the continued use of outside suppliers by original equipment manufacturers, fluctuations in demand for vehicles containing the Company's products, general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Cautionary Statements filed as Exhibit 99.1 to the Form 10-K for the fiscal year ended December 31, 2003.